Exhibit 99.1

News Release

Wabtec Issues Statement On Court Ruling

WILMERDING, PA, June 28, 2011 – Wabtec Corporation (NYSE: WAB) today issued the following statement on a court ruling involving claims filed against the company by subsidiaries of Faiveley Transport S.A.:

“Wabtec and SAB WABCO signed a product license agreement in 1993, when the two companies had common ownership. Faiveley Transport S.A. acquired SAB WABCO in 2004 and the license agreement was mutually terminated at the end of 2006. In 2009, after a lengthy litigation process, an Arbitral Tribunal of the International Chamber of Commerce decided that Wabtec should pay a reasonable royalty totaling $3.9 million to Faiveley Transport Malmo, a subsidiary of Faiveley Transport S.A., based on past and predicted future sales of certain brake components through 2011. The royalty was related to sales of these components based on a trade secret misappropriation claim brought by Faiveley Transport Malmo under the 1993 license agreement.

“In April 2011, a U.S. judge issued an order that allowed other Faiveley Transport subsidiaries to pursue similar claims for damages in a jury trial. The trial ended today, and the jury awarded the Faiveley subsidiaries $18.1 million, pending potential post-trial adjustments for any previous payments and interest. Wabtec disagrees with the outcome and will appeal. In the meantime, the company will record a charge in the second quarter equal to the amount of the $18.1 million award, which was not included in previous earnings per diluted share guidance. The company is confident the ruling will have no impact on its ability to provide products and services to customers now and in the future.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the freight rail and passenger transit industry.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148